UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 22, 2017

COEUR MINING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-8641	82-0109423
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

104 S. Michigan Ave., Suite 900, Chicago, IL	60603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (312) 489-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Share Purchase Agreement

On December 22, 2017, Coeur Mining, Inc. (the “Company” or “Coeur”) entered into a Share Purchase Agreement (the “Purchase Agreement”) by and among the Company, Coeur South America Corp., a Delaware corporation (“CSA”), Coeur Explorations, Inc., an Idaho corporation (“CEE” and together with CSA and Coeur, the “Sellers”), Empresa Minera Manquiri S.A., a Bolivian sociedad anónima (“Manquiri”), and NewCo 4714 Sweden AB under change of name to Argentum Investment AB (the “Buyer”).  The Purchase Agreement provides for the sale by the Sellers of 100% of the issued and outstanding shares of Manquiri, a subsidiary of Coeur that operates the San Bartolomé mine and processing facility near Potosì, Bolivia, to the Buyer (the “Transaction”) in exchange for: (A) a 2.0% net smelter returns royalty on all metals processed through the San Bartolomé mine’s processing facility (commencing on the first anniversary of the closing of the Transaction), (B) all value added tax refunds collected or received by Manquiri for any period ending on or before the closing date of the Transaction (net of reasonable collection expenses) and (C) promissory notes payable to the Sellers by the Buyer with an aggregate principal amount equal to Manquiri’s cash and cash equivalents as of the earlier of closing of the Transaction and January 31, 2018 (the “Notes”).

The Purchase Agreement contains customary representations, warranties and covenants and certain covenants provide that Coeur will agree to provide a guaranty of Manquiri’s obligations under any extension or amendment of Manquiri’s credit agreement, if requested by the lender, for the one-year period following the closing of the Transaction and, if the Buyer ceases all operating activities with respect to the San Bartolomé mine within the one-year period following the closing of the Transaction, Coeur will be responsible for 50% of the currently estimated reclamation costs (equal to approximately US$9 million based on currently estimated reclamation costs of US$18 million), subject to certain reimbursements if the Buyer later reopens the mine. For clarity, these guaranties will be effective only if there is no uncured default under the Notes. The closing of the Transaction remains subject to certain closing conditions.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the copy of the Purchase Agreement which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The Purchase Agreement has been attached as an exhibit to provide investors and security holders with information regarding its terms.  It is not intended to provide any other factual information about Coeur or any of its respective affiliates or businesses.  The representations, warranties, covenants and agreements contained in the Purchase Agreement were made only for the purposes of such agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.  The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors and security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Coeur or any of its affiliates or businesses.

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Item 2.05.	Costs Associated with Exit or Disposal Activities.

The disclosure contained in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 8.01.	Other Events.

On December 22, 2017, the Company issued a press release announcing the Transaction.  A copy of the press release is furnished as Exhibit 99.1 to this current report and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	List of Exhibits

Exhibit No.	Description
Exhibit 10.1
Share Purchase Agreement, dated December 22, 2017, among Coeur Mining, Inc., a Delaware corporation, Coeur South America Corp., a Delaware corporation, Coeur Explorations, Inc., an Idaho corporation, Empresa Minera Manquiri S.A., a Bolivian sociedad anónima, and NewCo 4714 Sweden AB under change of name to Argentum Investment AB.

Exhibit 99.1	Press Release dated December 22, 2017, issued by Coeur Mining, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.

	By:	/s/ Peter C. Mitchell
	Name:	Peter C. Mitchell
	Title:	Senior Vice President and Chief Financial Officer

DATED: December 26, 2017